Exhibit 10.24

AMENDMENT TO DRS TECHNOLOGIES, INC.
2006 OMNIBUS PLAN

This Amendment, dated as of April 5, 2007, is made to the DRS Technologies, Inc. 2006 Omnibus Plan (the “Plan”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

WHEREAS, DRS Technologies, Inc. has previously adopted the Plan;

WHEREAS, pursuant to Section 21 of the Plan, the Board of Directors (the “Board”) of DRS Technologies, Inc. (the “Company”) has authority to amend the Plan;

WHEREAS, upon recommendation by the Executive Compensation Committee, the Board has on April 5, 2007 amended the Plan in the following respects;

NOW THEREFORE, this Amendment to the Plan is adopted effective as of April 5, 2007:

1.    Section 2(n) of the Plan is amended to read as follows:

“(n) The “Fair Market Value” of a share of Company Stock, as of a date of determination, shall mean (1) the closing sales price per share of Company Stock on the national securities exchange on which such stock is principally traded on such date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), or (2) if the shares of Company Stock are not then listed on the New York Stock Exchange, the closing price as reported by the Nasdaq Stock Market on such date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), or (3) if the shares of Company Stock are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith and in accordance with Section 409A of the Code.”

This Amendment is effective as of the date first set forth above. Except as amended hereunder, all other terms and conditions of the Plan shall remain in full force and effect.